Exhibit 99.1

Fulton Bancshares Corporation

100 Lincoln Way East, McConnellsburg, PA  17233

March 29, 2006

Dear Shareholder,

Enclosed is a copy of Form 10-K, the detailed financial report for 2005 that Fulton Bancshares Corporation (“Fulton”) has filed with the Securities and Exchange Commission. I am sending this document to you instead of the usual annual report and proxy statement for the annual meeting. This document contains the information normally provided in the annual report and proxy statement plus a great deal more detail about Fulton and its 2005 financial results.

Due to the announced agreement by Fulton to merge with Franklin Financial Services Corporation (“Franklin”, the holding company for F&M Trust), Fulton will not have an annual meeting this year. Instead, this year’s Spring Shareholder Meeting will be a special meeting to consider and vote on this proposed merger.

We are excited about this proposed merger. By joining with Franklin, we will be able to deliver a much broader range of banking and trust products and services to our customers while retaining the local presence that is the hallmark of community banking.

We anticipate mailing the notice of the special meeting to you in late April 2006. Please watch for this notice and the prospectus/proxy statement that will accompany it. In addition, we will sponsor two informational meetings for shareholders prior to the special meeting where you will be able to meet key members of Franklin’s management team and ask any questions you might have about the merger.

In the meantime, if you have any questions about Fulton or the merger, please call me at (717) 485-3144. I will be happy to respond to your inquiry.

Thank you for your continued support.

Sincerely,

/s/ George W. Millward
George W. Millward
Interim President and CEO

In connection with the proposed transaction, a registration statement of Franklin Financial Services Corporation (“Franklin”) which includes a proxy statement/prospectus of Franklin and Fulton Bancshares Corporation (“Fulton”), and other materials have been filed with the SEC and are publicly available. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FRANKLIN AND FULTON AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement/prospectus as well as other filed documents containing information about Franklin and Fulton at http://www.sec.gov, the SEC’s website. In addition, documents filed with the SEC by Fulton are available free of charge from Shareholder Relations, Fulton Bancshares Corporation, 100 Lincoln Way East, McConnellsburg, PA 17233, (717) 485-3144. Documents filed with the SEC by Franklin are available free of charge from Shareholder Relations, Franklin Financial Services Corporation, 20 South Main Street, Chambersburg, PA 17201 (717) 264-6116.

The directors and executive officers of Fulton and Franklin may be soliciting proxies in favor of the transaction from Fulton’s shareholders. Information about Fulton’s directors and executive officers is available in Fulton’s Annual Report on Form 10-K for the year ending December 31, 2005. Information about Franklin’s directors and executive officers is available in Franklin’s proxy statement for its 2006 annual meeting of shareholders.